Exhibit 4.1

AMENDMENT NO. 2

TO

TAX BENEFIT PRESERVATION PLAN

AMENDMENT NO. 2 to TAX BENEFIT PRESERVATION PLAN (this “Amendment”) between ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”) is effective prior to the close of business on this 17th day of October, 2014.

WHEREAS, the Company and the Rights Agent are parties to a Tax Benefit Preservation Plan, dated as of October 17, 2011, amended by Amendment No. 1 dated March 21, 2012 (the “Plan”);

WHEREAS, the Board of Directors of the Company deems it is advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Plan;

WHEREAS, no Person (as defined in the Plan) has become an Acquiring Person (as defined in the Plan); and

WHEREAS, pursuant to and in accordance with Section 26 of the Plan, the Company desires to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Amendments.

(a)	Clause (i) of Section 7.1 of the Plan is amended in its entirety to read as follows:

“(i) the Close of Business on October 17, 2017 (the “Final Expiration Date”)”.

(b)	Clause (v) of Section 7.1 of the Plan is amended in its entirety to read as follows:

“(v) the final adjournment of the 2015 Shareholder Meeting if Amendment No. 2 to Tax Preservation Plan is not approved on or before such time by the holders of a majority of the voting power of the outstanding shares of Common Stock (or other shares that vote together with the Common Stock as one class for purposes of such an approval) that are present in person or by proxy at the 2015 Shareholder Meeting and entitled to vote on the proposal to approve such amendment to this Plan”.

(c) Each of the Legend and Paragraph one of the Form of Right Certificate, attached as Exhibit B to the Plan, is amended so that the references to “October 17, 2014” are replaced with “October 17, 2017”.

(d) The fifth paragraph of the Summary of Rights to Purchase Preferred Stock, attached as Exhibit C to the Plan, is amended so that the reference to “October 17, 2014” is replaced with “October 17, 2017”.

2. Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Plan as contemplated by Section 26 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.

Except as expressly provided in this Amendment, the terms of the Plan remain in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	Joseph B. Sherk
Name:	Joseph B. Sherk
Title:	Principal Financial and Accounting Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	Paul H. Kim
Name:	Paul H. Kim
Title:	Asst. General Counsel